UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §210.14a-12

REVELSTONE CAPITAL ACQUISITION CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT NO. 2 DATED DECEMBER 29, 2023

TO

PROXY STATEMENT

DATED DECEMBER 13, 2023

REVELSTONE CAPITAL ACQUISITION CORP.

14350 Myford Road

Irvine, CA 92606

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 5, 2024

The following information supplements, and should be read in conjunction with, the proxy statement of Revelstone Capital Acquisition Corp. (the “Company”) dated December 13, 2023 (the “Proxy Statement”) relating to the proposed Business Combination, including The Charter Amendment Proposal, The Advisory Charter Proposals, The Bylaws Amendment Proposal, The Nasdaq Proposal, The Incentive Plan Proposal, The Director Election Proposal and the Adjournment Proposal, more fully described in the Proxy Statement (together referred to as the “Business Combination Proposals”). This supplement (the “Supplement”) contains additional information that supplements the Proxy Statement, and we urge you to read this Supplement, together with the Proxy Statement and the Supplement regarding the following Extension Proposals:

SUPPLEMENT NO. 2 TO THE DEFINITIVE PROXY STATEMENT

The Company is providing additional information to its stockholders, as described in this Supplement to the Definitive Proxy Statement dated December 13, 2023, as filed with the United States Securities and Exchange Commission, as supplemented on December 28, 2023, (collectively, the “Proxy Statement”). These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement and all page references are to pages in the Proxy Statement. The Company makes the following amended and supplemental disclosures:

On December 13, 2023, the Company filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) for the Special Meeting of Stockholders initially to be held on December 27, 2023 at 11:30 a.m. ET (the “Meeting”). On December 29, 2023, the Company adjourned the Meeting to Friday, January 5, 2024.

The Company is filing these definitive additional proxy materials on December 29, 2023, to disclose that the Meeting is being rescheduled to Friday, January 5, 2024 at 1:00 p.m. EST.

The Meeting details remain as follows:

https://www.cstproxy.com/revelstonecapital/sm2023.

Telephone access (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 7952159#

— END OF SUPPLEMENT TO PROXY STATEMENT —